PRELIMINARY PROSPECTUS SUPPLEMENT	As filed pursuant to Rule 424(b)(5)
(To Prospectus dated April 3, 2006)	Registration No. 333-132961

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Notes due 2016	—	—	$400,000,000	$42,800 (2)

(1)	Calculated in accordance with Rule 457(r) and Rule 457(o) of the Securities Act.

(2)	Fee previously paid with Preliminary Prospectus Supplement filed on April 4, 2006.

The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated April 18, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 3, 2006)

$400,000,000

Health Management Associates, Inc.

        % Senior Notes due 2016

This is a public offering by Health Management Associates, Inc. of $400,000,000 aggregate principal amount of         % Senior Notes due 2016.

The notes will mature on April     , 2016 and will bear interest at a rate of         % per annum. We will pay interest on the notes on April      and October      of each year, beginning on October     , 2006. Interest on the notes will accrue from April     , 2006.

We may redeem some or all of the notes at any time at a “make-whole premium” redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) a price as described under the heading “Description of the Notes—Optional Redemption,” plus in each case accrued and unpaid interest to the redemption date.

The notes will be our direct, unsecured obligations and will rank equal in priority with our existing revolving credit facility (the “Revolving Credit Facility”) and any of our other senior indebtedness that may hereafter be incurred. The notes are expressly senior in right of payment to our existing 1.50% Convertible Senior Subordinated Notes due 2023, our Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022, and our Zero-Coupon Convertible Senior Subordinated Notes due 2022. The notes will be effectively subordinated to any of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Under certain circumstances, certain of our subsidiaries may be required to issue guarantees of amounts payable under the notes. See “Description of the Notes—Restrictive Covenants—Springing Guarantees.”

The notes will not be listed on any securities exchange. There is no public market for the notes.

See “ Risk Factors” beginning on page S-11 for a description of certain risks associated with investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters propose to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase the notes from us at         % of their principal amount ($             aggregate proceeds, before expenses, to us), subject to the terms and conditions of the purchase agreement between the underwriters and us.

It is expected that the notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about April     , 2006.

Citigroup	Merrill Lynch & Co.

The date of this prospectus supplement is April     , 2006.

Prospectus Supplement

Prospectus

You should rely only on the information that is contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the documents that we incorporate by reference into this prospectus supplement are accurate only as of the respective dates of this prospectus supplement and the documents that we incorporate by reference into this prospectus supplement, except for information described in any of those documents as being as of stated dates, which information you should assume is accurate only as of those stated dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement, the respective dates of the documents that we incorporate by reference into this prospectus supplement or any of the dates referenced in any of those documents.

This prospectus supplement summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus supplement. In making an investment decision, you must rely on your examination of us and the terms of the offering and the notes, including the merits and risks involved.

We reserve the right to withdraw this offering at any time. We reserve the right to reject any offer to purchase notes, in whole or in part, for any reason, and to sell less than the amount of notes offered hereby.

We are not making any representations to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations.

You should not consider any information in this prospectus supplement to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

You should contact the underwriters with any questions about this offering.

i

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, other financial items, statements regarding our plans and objectives for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and statements which are other than statements of historical fact.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following:

•	possible changes in the levels and terms of reimbursement by government programs, including Medicare, Medicaid or other third-party payors;

•	changes in existing laws or governmental regulations or our failure to comply with any laws or governmental regulations;

•	our ability to successfully integrate recent and future acquisitions;

•	competition;

•	demographic changes;

•	increases in the number of uninsured and under-insured patients who seek health care services in our hospitals;

•	technological and pharmaceutical improvements that increase our cost of providing, or reduce the demand for, our services;

•	our ability to attract and retain qualified personnel, including nurses and physicians;

•	our ability to finance growth on favorable terms; and

•	the occurrence of natural disasters.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus supplement in order to reflect future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site located at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

Our class A common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC (but before the offering of the notes concludes) will automatically update and supersede information in this prospectus supplement.

We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the conclusion of the offering of the notes:

•	our annual report on Form 10-K for our fiscal year ended September 30, 2005;

•	our quarterly report on Form 10-Q for our quarter ended December 31, 2005;

•	our definitive Proxy Statement filed on January 19, 2006;

•	our current reports on Form 8-K, each dated January 30, 2006;

•	our current report on Form 8-K dated February 14, 2006;

•	our current report on Form 8-K dated February 21, 2006;

•	our current report on Form 8-K dated February 22, 2006;

•	our current report on Form 8-K dated March 1, 2006;

•	our current report on Form 8-K dated March 20, 2006;

•	our current report on Form 8-K dated April 4, 2006;

•	our current report on Form 8-K dated April 6, 2006; and

•	our transition report on Form 10-Q for the transition period from October 1, 2005 to December 31, 2005.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

The documents we incorporate by reference should be read in conjunction with this prospectus supplement. The exhibits accompanying such documents are not considered to be part of this prospectus supplement. You may also request a copy of the above listed filings, the form of the notes, and the form of the indenture related to the notes, at no cost, by writing or telephoning us at the following address:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Robert E. Farnham, Senior Vice President and Chief Financial Officer

Telephone: (239) 598-3131

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus supplement and the dates of the documents that we incorporate by reference into this prospectus supplement, except for information described in any of these documents as being as of stated dates, which information you should assume is accurate only as of those stated dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement, the respective dates of the documents that we incorporate by reference into this prospectus supplement or any of the dates referenced in any of those documents. Neither the delivery of this prospectus supplement nor the sale of the notes creates any implication to the contrary.

SUMMARY

The following summary contains basic information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement together with the accompanying prospectus, including the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms “we,” “our,” “us,” and “HMA” refer to Health Management Associates, Inc. and its subsidiaries.

Overview

Through our subsidiaries, we own and operate general acute care hospitals and psychiatric hospitals in non-urban communities. As of March 31, 2006, we operated 60 hospitals, consisting of 58 acute care hospitals, with a total of 8,363 licensed beds, and two psychiatric hospitals, with a total of 182 licensed beds. Our facilities are located in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington and West Virginia.

Our business strategy is to improve operations of our existing hospitals, acquire additional hospitals in non-urban communities, provide quality health care and utilize efficient management.

Services provided by our hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, behavioral health services and psychiatric care. We also provide outpatient services such as one-day surgery, laboratory, x-ray, respiratory therapy, cardiology and physical therapy. In addition, some of our hospitals provide specialty services in, among other areas, cardiology (e.g., open-heart surgery), neuro-surgery, oncology, radiation therapy, CT scanning, MRI imaging, lithotripsy and full-service obstetrics. Our facilities benefit from centralized corporate resources, such as purchasing, information services, finance and control systems, legal services, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

Our class A common stock is listed on the New York Stock Exchange under the symbol “HMA,” and is included within the Standard and Poor’s 500 Index. We were incorporated in Delaware in 1979 but began operations through a subsidiary that was formed in 1977. We became a public company in 1991.

Recent Developments

We proactively identify acquisition targets in addition to responding to requests for proposals from entities that are seeking to sell or lease hospital facilities. As a result, we typically enter into several agreements to acquire hospital facilities during each fiscal year. Generally, at any given time, we are actively involved in negotiations concerning possible acquisitions. During our fiscal year ended September 30, 2005, we acquired five hospitals and built one replacement hospital. During our fiscal year ended September 30, 2004, we acquired five hospitals. Recent transactional developments include the following:

•	On April 17, 2006, we announced the execution of an agreement to acquire Gulf Coast Medical Center, a 189-bed general acute care hospital located in Biloxi, Mississippi. We expect that this transaction will be completed by June 1, 2006.

•	Effective February 1, 2006, we acquired an 80% controlling interest in Orlando Regional St. Cloud Hospital, an 84-bed general acute care hospital in St. Cloud, Florida. Orlando Regional Healthcare, a not-for-profit organization, retained a 20% ownership interest in the hospital.

•	On January 24, 2006, we announced the execution of an agreement to acquire Cleveland Clinic-Naples Hospital, an 83-bed general acute care hospital located in Naples, Florida. We expect that this transaction will be completed on or before June 30, 2006.

•	During January 2006, we completed construction of our replacement hospital in Carlisle, Pennsylvania.

•	Effective January 1, 2006, we acquired Barrow Community Hospital, a 56-bed general acute care hospital in Winder, Georgia.

On March 7, 2006, we changed our fiscal year end from September 30 to December 31. Our current fiscal year will end December 31, 2006. We implemented this change to more closely align our fiscal reporting with our strategic business plans and the reporting cycles of other publicly traded hospital companies.

Market

Our market for operating and acquiring acute care hospitals is non-urban areas with populations of 30,000 to 400,000 people primarily in the southeastern and southwestern United States. Typically, the acute care hospitals we acquire are, or we believe can become, the sole or preferred provider of health care services in their market areas. Our target markets generally have the following characteristics:

•	A history of being medically underserved. We believe that we can enhance and increase the level and quality of health care services in many underserved markets.

•	Favorable demographics, including a growing elderly population. We believe that this growing population uses a higher volume of the services our hospitals provide.

•	The existence of patient outmigration trends to urban medical centers. We believe that, in many instances, we can recruit primary care and specialty physicians based on community needs and purchase new equipment that is necessary to reverse outmigration trends.

•	States in which a certificate of need is required to construct a hospital facility and add licensed beds to an existing hospital facility. We believe that states requiring certificates of need have appropriate barriers to construct a hospital, add licensed beds to an existing hospital or provide additional health care services and, in many instances, permit us to be the sole or preferred service provider in a particular geographic area.

Business Strategy

Our business strategy is to improve operations of our existing hospitals, acquire additional hospitals in non-urban communities, provide quality health care and utilize efficient management.

Improve Operations of Existing Hospitals

For our existing hospitals, we seek to increase our patient service revenue by providing quality health care to patients in need of our services. These hospitals are administered and directed on a local level by each hospital’s chief executive officer, chief nursing officer and chief financial officer. A key element of our strategy is establishing and maintaining cooperative relationships with our physicians. We maintain a physician recruitment program designed to attract and retain qualified specialists and primary care physicians, in conjunction with our existing physicians and community needs, in order to broaden the services offered by our hospitals.

Our existing hospitals also increase admissions and outpatient business through the implementation of selective marketing programs. The marketing program for each hospital is directed by the hospital’s chief executive officer and is generally tailored to suit the particular geographic, demographic and economic characteristics of a hospital’s particular market area. In addition, we pursue various clinical means to increase the utilization of the services provided by our hospitals, particularly emergency and outpatient services. These include:

•	“Nurse First,” an emergency room service program that provides for a qualified nurse to quickly assess the condition of a patient upon arrival in the emergency room;

•	“ProMed,” an emergency room clinical pathway support service;

•	“MedKey™,” a plastic identification and patient information card that streamlines the registration process; and

•	“One Call Scheduling,” a dedicated phone system that physicians and other medical personnel can use to simultaneously schedule various diagnostic tests and services.

Acquire Additional Hospitals

We generally seek to acquire acute care hospitals in rural and non-urban areas consisting of populations of 30,000 to 400,000 people primarily in the southeastern and southwestern United States. We believe that the acute care hospitals we acquire are, or can become, the provider of choice for health care services in their respective market areas. When we evaluate potential acquisitions, we require that a hospital’s market service area have a demonstrated need for the hospital, along with an established physician base that we believe can benefit from our ability to attract additional qualified physicians to the area, based on community needs. We also consider constructing new hospitals and partnering with not-for-profit entities in areas and markets that otherwise meet our acquisition criteria.

We believe that many of the hospitals we acquire are under-performing at the time of acquisition. Upon acquiring a hospital, we conduct a thorough review and, where appropriate, retain current administrative leadership. We also take several other steps, including, among other things, employing a well-qualified chief executive officer, chief financial officer and chief nursing officer, implementing our proprietary management information system (the Pulse System®) and other technological enhancements, recruiting physicians, establishing additional quality assessment and efficiency measures, introducing volume purchasing under company-wide agreements, and spending the necessary capital to renovate facilities and upgrade equipment. Our Pulse System® and the other technological enhancements that we implement provide each hospital’s management team with the financial and operational information necessary to operate the hospital efficiently and effectively. Based on the information gathered, we can also assist physicians with case management.

We believe that we operate each hospital we acquire in an efficient manner to expand and improve the services it offers. We strive to provide at least 90% of the acute care needs of each community our hospitals serve and reduce the outmigration of patients to hospitals in larger urban areas. Generally, we have been successful in achieving a significant improvement in the operating performance of our newly acquired facilities within 12 to 24 months of acquisition, and we generally seek to recover our cash investment within four to five years. Once a facility has matured, we generally achieve incremental growth through the addition of physicians’ practices, recruitment of physicians based on community needs, expansion of health care services offered and favorable demographic trends.

Provide Quality Health Care

All of our general acute care hospitals (and substantially all of our laboratories and home health agencies) are accredited by the Joint Commission on Accreditation of Healthcare Organizations. We continually seek to improve the quality of the health care services we deliver with the help of our company-wide proprietary patient quality management program, or QSM program. Surveyed patients are asked to fill out a confidential survey that seeks their perception of the hospital’s health care services, including medical treatment, nursing care, the hospital’s attention to patient concerns, the administration process, cleanliness of the facility and the quality of dietary services. Each hospital’s management team utilizes information provided by this program and compares the results against specific patient care objectives set by management and staff physicians to improve and enhance services. The overall results from our QSM program for our fiscal year ended September 30, 2005 indicated that 94%, 98% and 95% of our surveyed inpatients, outpatients and emergency room patients, respectively, rated their experience at one of our hospitals as good or excellent.

Utilize Efficient Management

We consider our management structure to be decentralized. Our hospitals are run by experienced chief executive officers, chief financial officers and chief nursing officers who have both the authority and responsibility for day-to-day hospital operations. Incentive compensation programs have been implemented to reward such managers for achieving and exceeding pre-established goals. We employ a relatively small corporate staff to provide services such as systems design and development, training, human resource management, reimbursement, technical accounting support, legal services, purchasing, risk management and construction management. We maintain centralized financial control through fiscal and accounting policies established at the corporate level for use at all of our subsidiary hospitals. Financial information is consolidated at the corporate level using our proprietary Pulse System® and is monitored daily by our management team. We also participate in a group purchasing organization with other proprietary hospital systems in order to procure medical equipment and supplies. We believe that this participation allows us to obtain lower costs for medical equipment and supplies by leveraging the buying power of the organization’s members.

Principal Executive Offices

Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is (239) 598-3131. Our Internet address is http://www.hma-corp.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Health Management Associates, Inc.

Notes offered	$400,000,000 aggregate principal amount of % senior notes due 2016.

Maturity	April , 2016.

Interest payment dates	April and October , beginning October , 2006.

Guarantees

If any of our subsidiaries is required to issue a guaranty in favor of the lenders under our existing Revolving Credit Facility (in accordance with the terms thereof) or under any other credit facility ranking equal with the notes, such subsidiary will also be required, under the terms of the indenture, to issue a guaranty for the benefit of the holders of the notes, on substantially the same terms and conditions as the guaranty issued to such other lender. Any guaranty so issued will terminate upon the termination of any guaranty issued in favor of the lenders under our existing Revolving Credit Facility or under any other credit facility ranking equal with the notes, or if the Subsidiary issuing the guaranty ceases to meet the definition of “Subsidiary” under the indenture governing the notes.

Ratings	The notes are expected to be rated A- by Standard & Poor’s (“S&P”) and A- by Fitch Ratings (“Fitch”).

Ranking	The notes will be our direct, senior unsecured obligations and will:

•	rank equally in right of payment to our existing and future senior unsecured indebtedness, including our existing Revolving Credit Facility;

•	rank expressly senior in right of payment to our existing 1.50% Convertible Senior Subordinated Notes due 2023, our existing Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022, and our existing Zero-Coupon Convertible Senior Subordinated Notes due 2022;

•	to the extent we incur subordinated unsecured indebtedness in the future, rank senior in right of payment to such subordinated unsecured indebtedness;

•	to the extent we incur secured indebtedness in the future, be effectively subordinated in right of payment to any of our future secured indebtedness, to the extent of the value of any assets securing such indebtedness; and

•	be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

Optional redemption	We may redeem some or all of the notes at any time and from time to time at a “make-whole premium” redemption price equal to the greater of:

•	100% of the principal amount thereof; or

•	the sum of the present value of the remaining principal amount and interest on the notes being redeemed or discounted, as described under the heading “Description of the Notes—Optional Redemption,”

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the applicable redemption date.

Covenants

The notes will restrict the ability of certain of our subsidiaries to incur certain debt, and will restrict our ability or the ability of certain of our subsidiaries to incur indebtedness secured by liens, enter into sale and lease-back transactions or merge with, consolidate with or sell substantially all of our assets to another person, in each case subject to certain exceptions described in the indenture. See “Description of the Notes—Restrictive Covenants” for a description of these covenants.

Use of proceeds

We estimate that the net proceeds from the offering will be approximately $395.0 million. We intend to use the net proceeds from this offering to repay borrowings outstanding under our Revolving Credit Facility. As of March 28, 2006, $540.0 million was outstanding under such facility. See “Use of Proceeds.”

Governing law	The notes and the indenture governing the notes will be governed by the laws of the State of New York.

Global securities

The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Further issuances	We may create and issue further notes of any series ranking equally with the notes being offered hereby. Such notes may be consolidated and form a single series with the notes being offered hereby.

Risk factors

You should carefully consider all of the information contained in this prospectus supplement, in the accompanying prospectus, in our annual report on Form 10-K for the year ended September 30, 2005 and our quarterly report on Form 10-Q for the quarter ended December 31, 2005, and in the other documents incorporated into this prospectus supplement by reference, as well as the discussions under the caption “Risk Factors” beginning on page S-11 of this prospectus supplement, regarding specific risks involved in investing in the notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data and other operating information. The selected consolidated financial data for our fiscal years ended September 30, 2005, 2004 and 2003 is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, which is incorporated by reference herein. The selected consolidated financial data for the three months ended December 31, 2005 and 2004 and our consolidated balance sheet data at December 31, 2005 are derived from the unaudited interim condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, which is incorporated by reference herein. In our opinion, such interim condensed consolidated financial statements reflect all adjustments (only consisting of those of a normal recurring nature) that are necessary for a fair presentation of our financial position and results of operations for the interim periods presented. Due to the seasonal nature of our business, among other things, our results of operations for the interim periods presented in the referenced Form 10-Q are not necessarily indicative of the results to be expected for the full fiscal year.

	Years Ended September 30,			Three Months Ended December 31,
	2005 (1)	2004	2003	2005	2004
	(dollars in thousands, except per share data)
Income Statement Data:
Total revenue (a)	$3,588,822	$3,174,832	$2,529,668	$936,503	$814,938
Net income	$353,077	$325,099	$283,424	$75,541	$78,752
Net income per common share—diluted	$1.42	$1.32	$1.13	$0.31	$0.32
Cash dividends per common share	$0.18	$0.12	$0.08	—	—

Operating Data:
EBITDA from continuing operations (2)	$733,381	$676,257	$585,369	$169,910	$168,278
EBITDA margin from continuing operations (2)	20.4%	21.3%	23.1%	18.1%	20.6%
Capital expenditures from continuing operations (3)	$273,341	$200,174	$164,749	$74,477	$43,443

Hospitals (a):
Number of hospitals at end of period	56	51	46	57	52
Licensed beds at end of period	8,234	7,388	6,352	8,329	7,470
Admissions	301,362	281,549	232,229	75,590	70,760
Acute care average length of stay in days	4.5	4.5	4.6	4.4	4.5
Patient days	1,349,727	1,275,838	1,066,483	333,940	315,105
Surgeries	263,632	236,767	207,684	67,243	60,728
Occupancy rate (4)	46.3%	47.9%	48.5%	43.9%	45.9%

(a)	Exclusive of Williamson Memorial Hospital, which we plan to divest.

	At December 31, 2005
	Actual	As Adjusted (5)
	(dollars in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$137,259	$137,259
Total assets	4,155,538	4,155,910
Long-term debt and capital lease obligations (including current maturities)	1,195,608	1,200,608
Total stockholders’ equity	2,275,048	2,272,190

(1)	Effective June 30, 2005, we modified our allowance for doubtful accounts reserve policy for self-pay accounts in order to reserve all those accounts at 120 days based on current collection rates (previously such accounts were reserved at 150 days). This policy modification reflects increases in underinsured and uninsured patient service volume that have been experienced both by us and the hospital industry as a whole. In connection with this policy modification, we recognized an increase in our provision for doubtful accounts of approximately $37.5 million during the year ended September 30, 2005. This change in accounting estimate reduced our net income and diluted earnings per share by approximately $23.3 million and $0.09, respectively, during the year ended September 30, 2005.

(footnotes continued on following page)

(2)	For purposes of this table only, EBITDA means earnings before interest, income taxes, depreciation and amortization. EBITDA does not represent cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of our liquidity. Nevertheless, we believe that providing certain non-GAAP information regarding EBITDA is important for investors and other readers of our financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and our Revolving Credit Facility contains covenants that use EBITDA in its calculations. Because EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures of other companies. The table below reconciles EBITDA to the appropriate GAAP measure.

	Years Ended September 30,				Three Months Ended December 31,
	2005	2004	2003		2005	2004
	(dollars in thousands)
Income from continuing operations before income taxes	$565,286	$526,431	$457,004		$124,153	$128,784
Add:
Interest, net	12,922	16,182	14,912		4,229	3,217
Depreciation and amortization	155,173	133,644	113,453	(a)	41,528	36,277

EBITDA from continuing operations	$733,381	$676,257	$585,369		$169,910	$168,278

(a)	Includes a $4.9 million write-off of deferred financing costs during the year ended September 30, 2003.

(3)	Principally cash-basis property, plant and equipment additions, exclusive of hospital acquisitions.

(4)	Hospital occupancy rates are affected by many factors, including the population size and general economic conditions within the service area, the degree of variation in medical and surgical products, outpatient use of hospital services, quality and treatment availability at competing hospitals and seasonality.

(5)	Adjusted to give effect to the issuance and sale by us of all of the notes offered hereby. The above table does not give effect to the potential August 1, 2006 exercise of the put option we have granted in favor of the holders of our 1.50% Convertible Senior Subordinated Notes due 2023, which notes have a conversion rate of 36.5097 shares of common stock per $1,000 principal amount of such notes. The above table gives effect to our repurchase of approximately $275.9 million of our Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 on January 31, 2006 (representing $317.3 million in principal face value of such notes). The Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 have a conversion rate of 32.1644 shares of common stock per $1,000 principal amount of such notes. Approximately $12.7 million in principal face value of such notes were not repurchased by us and remain outstanding. On April 17, 2006, the closing price of our class A common stock was $20.91 per share.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the periods shown is as follows (unaudited):

	Years Ended September 30,					Three Months Ended December 31, 2005
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	15.1	14.8	13.8	14.3	10.5	12.0

We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by total fixed charges. For this purpose, “earnings available for fixed charges” consists of pre-tax income from continuing operations (before minority interests) plus fixed charges, less capitalized interest. “Fixed charges” consists of interest expense, capitalized interest, an estimate of the interest component of rent expense and amortization of deferred financing costs.

RISK FACTORS

In addition to the other information in this prospectus supplement, you should carefully consider the following risk factors that relate to an investment in the notes before deciding whether an investment in the notes is suitable for you. Additional risks to which our business is subject are set forth under Item 1 of our Annual Report on Form 10-K for our fiscal year ended September 30, 2005, which is incorporated herein by reference. If any of the events contemplated by the risk factors set forth herein or therein occur, our business, financial condition and results of operations could be materially and adversely affected. The risks and uncertainties described below and in our Annual Report on Form 10-K are not the only ones we face, and additional risks and uncertainties may also impair our business, financial condition or results of operations.

We cannot be certain that additional financing will be available to us when needed.

The net proceeds from this offering will be used by us to repay certain amounts currently outstanding under our Revolving Credit Facility, under which we had $540.0 million in outstanding borrowings as of March 28, 2006. See “Use of Proceeds.”

We require substantial capital resources to fund our acquisitions. In addition, the operations of our existing hospitals require ongoing capital expenditures for renovation, expansion, construction and the addition of medical equipment and technology. For these reasons, we may need to incur additional indebtedness and may issue, from time to time, debt or equity securities to fund acquisitions or capital expenditures. The degree to which we are or become leveraged could adversely affect our ability to obtain future financing and could make us more vulnerable to competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The notes do not restrict our ability to incur additional unsecured debt or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional unsecured indebtedness. In addition, while our existing Revolving Credit Facility does require that we maintain certain financial ratios, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness by the terms of the notes or the indenture governing the notes.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our senior unsecured general obligations, ranking equally with our other senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur certain additional secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries that secure the debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you if such an event occurs. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The notes may be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

We derive substantially all our revenue from, and hold substantially all our assets through, our subsidiaries. As a result, we will depend on distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. In general, and subject to certain guarantees that our subsidiaries may in the future be required to issue under the terms of the notes and our Revolving Credit Facility, these subsidiaries are separate and distinct legal entities, which, while generally wholly-owned and controlled by us, will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of a subsidiary, and therefore the right of our creditors to participate in those assets, could be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any indebtedness of that subsidiary senior to that held by us, including secured indebtedness to the extent of the assets securing such indebtedness. As of February 28, 2006, our subsidiaries had aggregate indebtedness of $274.0 million outstanding, including $195.9 million of indebtedness owed to trade creditors.

In addition, under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims based upon a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

•	received less than reasonable equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

Our subsidiaries could, in certain limited circumstances, also issue shares of their preferred stock to third parties. The terms of any shares of such preferred stock would effectively structurally subordinate the notes to such shares of preferred stock.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated A- by S&P and A- by Fitch. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such ratings may be obtained from each rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the value of the notes, could trigger the issuance of subsidiary guarantees under our Revolving Credit Facility and under the indenture, and could increase our corporate borrowing costs.

There may not be an active trading market for the notes.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurances as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $395.0 million, after deducting estimated expenses of $830,000 and underwriting discounts. We intend to use the net proceeds from this offering to repay certain amounts currently outstanding under our Revolving Credit Facility. The amounts currently outstanding under our Revolving Credit Facility were used by us to acquire hospitals in furtherance of our business strategy, to repurchase shares of our common stock in accordance with a stock repurchase program we commenced during August 2005 and completed during November 2005, and to repurchase approximately $275.9 million in accreted amount of our Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022, which were put to us on January 30, 2006 in accordance with the terms of such notes. A total of $540.0 million was outstanding under our Revolving Credit Facility as of March 28, 2006. Our effective interest rate under our Revolving Credit Facility was 5.01% at March 28, 2006.

CAPITALIZATION

The following table sets forth our consolidated capitalization both as of December 31, 2005 and as adjusted to give effect to (i) the issuance and sale by us of the notes offered hereby, (ii) our January 31, 2006 repurchase of approximately $275.9 million in accreted amount of our Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 (representing $317.3 million in principal face amount of such notes), and (iii) the repayment by us of amounts outstanding under our Revolving Credit Facility with the net proceeds from the notes offered hereby, estimated for this purpose to be approximately $395.0 million. A total of $540.0 million was outstanding under our Revolving Credit Facility as of March 28, 2006.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	At December 31, 2005
	Actual	As Adjusted (1)(2)
	(in thousands, except share data) (unaudited)
Long-Term Debt:
% Senior Notes due 2016 being offered hereby	$—	$400,000
1.50% Convertible Senior Subordinated Notes due 2023	575,000	575,000
Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022	286,610	10,692
Zero-Coupon Convertible Senior Subordinated Notes due 2022	152	152
Notes and mortgage payable	35,023	35,023
Revolving Credit Facility	255,000	135,918
Capital lease obligations	43,823	43,823

Total long-term debt	$1,195,608	$1,200,608

Stockholders’ Equity:

Preferred stock, $0.01 par value, 5,000 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 750,000 shares authorized, 273,148 shares issued and outstanding	2,731	2,731
Accumulated other comprehensive income (loss), net of income taxes	(88)	(88)
Additional paid-in capital	578,654	578,654
Retained earnings	2,216,064	2,213,206

	2,797,361	2,794,503
Treasury stock, 32,500 shares, at cost	(522,313)	(522,313)

Total stockholders’ equity	$2,275,048	$2,272,190

(1)	Does not give effect to the use of proceeds from the issuance and sale by us of the notes offered hereby to satisfy any put options that may be exercised under our 1.50% Convertible Senior Subordinated Notes due 2023, which put options may be exercised on August 1, 2006 because the principal face amount that will be put to us on such date is not determinable at this time. Our 1.50% Convertible Senior Subordinated Notes due 2023 have a conversion rate of 36.5097 shares of common stock per $1,000 principal amount of such notes. The closing price of our class A common stock was $20.91 on April 17, 2006.

(2)	Gives effect to a write-off, net of income taxes, of approximately $4.6 million of deferred financing costs related to our January 31, 2006 repurchase of approximately $275.9 million of our Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022 (representing $317.3 million in principal face value of such notes).

DESCRIPTION OF THE NOTES

The following description of the general terms of the notes should be read in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus. If this summary differs in any way from the “Description of Debt Securities” in the accompanying prospectus, you should rely on this summary.

General

We will issue $400,000,000 aggregate principal amount of         % Senior Notes due 2016 under an indenture dated April     , 2006 between us and U.S. Bank National Association, as trustee.

The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following description of the provisions of the indenture is only a summary. You should read the entire indenture carefully before investing in the notes. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information” in this prospectus supplement.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Notes,” references to “we,” “our,” and “us” refer to Health Management Associates, Inc. and do not, unless the context otherwise indicates, include our subsidiaries.

The notes will be a series of our unsecured debt securities issued under the indenture. The amount of debt securities that we may issue under the indenture is unlimited. After completion of this offering, we may issue additional notes from the series of notes offered hereby without your consent and without notifying you. Any such additional notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as the applicable series of notes offered hereby. Any such additional notes, together with the notes offered hereby, will constitute a single series of debt securities under the indenture. Unless the context requires otherwise, references to “notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes that are actually issued. The notes will be issued in principal amounts of $1,000 and integral multiples thereof.

The notes will not have the benefit of a sinking fund. The notes will be subject to defeasance as described in the accompanying prospectus.

Principal, Maturity and Interest

The notes will mature on April     , 2016 and will bear interest at the rate of         % per annum. Interest on the notes will be payable semi-annually, in cash, in arrears on April      and October     , commencing on October     , 2006, to the registered holders of record thereof at the close of business on the immediately preceding April 1 and October 1.

Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the notes. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes will be our direct, unsecured obligations and will rank equal in priority with our existing Revolving Credit Facility and any of our other senior indebtedness that may hereafter be incurred. The notes are expressly senior in right of payment to our existing 1.50% Convertible Senior Subordinated Notes due 2023, our Exchange Zero-Coupon Convertible Senior Subordinated Notes due 2022, and our Zero-Coupon Convertible Senior Subordinated Notes due 2022. The notes will be effectively subordinated to any of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Optional Redemption

We may, at our option, redeem some or all of the notes at any time and from time to time at a “make-whole premium” redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to (but excluding) the applicable redemption date:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) on the notes to be redeemed, discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate plus basis points. The redemption price will be provided to the Trustee by us.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes called for redemption.

“Comparable Treasury Price” means, with respect to any redemption date, the average, as determined by us or our agent, of the Reference Treasury Dealer Quotations for that redemption date.

“Reference Treasury Dealer” means each of Merrill Lynch Government Securities Inc., Citigroup Global Markets Inc., and one other primary U.S. Government securities dealer selected by us, and each of their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, on any redemption date, the average, as determined by us or our agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by each Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued on such notes to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

We will mail notice of any redemption, at least 30 days but not more than 60 days before the applicable redemption date, to each holder of the notes to be redeemed. If we redeem less than all of the notes, the Trustee will select the particular notes to be redeemed by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate. On or before a redemption date, we will deposit with the Trustee (or a paying agent) funds sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed.

Unless we default in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Restrictive Covenants

The notes contain certain covenants including, among other things, the following:

Merger, Consolidation and Sale of Assets

We may not merge with or into or consolidate with any Person, or sell, assign, transfer, lease or otherwise dispose of our assets substantially as an entirety, to any Person unless:

•	We are the surviving entity following a merger or consolidation or, if we are not the surviving entity, the resulting, surviving or transferee Person is a corporation or other entity organized under the laws of the United States or any state thereof or the District of Columbia;

•	The resulting, surviving or transferee Person assumes by supplemental indenture all of the obligations relating to the notes; and

•	Immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

Limitation on Secured Debt

Neither we nor any Subsidiary shall incur Indebtedness secured by any Liens (other than Permitted Liens) unless the notes are equally and ratably secured, until such time as such Indebtedness is no longer secured by such Lien. Notwithstanding the foregoing, we and our Subsidiaries may incur Indebtedness secured by Liens that would be subject to the above restrictions without equally and ratably securing the notes if, after giving effect thereto, the sum of all Aggregate Debt does not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the incurrence of Indebtedness secured by Liens.

Limitation on Sale and Lease-Back Transactions

Neither we nor any Subsidiary shall enter into a sale and lease-back transaction unless:

•	We or our Subsidiary receives fair value for the property, as determined by our board of directors or the Subsidiary’s board of directors; or

•	Proceeds of the sale and lease-back transaction are applied within 180 days to either (i) redemption of the notes or other Indebtedness ranking pari passu with the notes or (ii) the purchase of property substantially similar to the property sold or transferred in the sale and lease-back transaction.

Notwithstanding the foregoing, we and our Subsidiaries may enter into sale and lease-back transactions which would otherwise be subject to the above restrictions if immediately thereafter (and after giving effect thereto) the sum of all Aggregate Debt does not exceed 15% of Consolidated Net Tangible Assets, calculated as of the closing date of the sale-leaseback transaction.

Restrictions on Subsidiary Indebtedness

We will not permit any of our Subsidiaries to incur any Indebtedness. This restriction will not apply to the following:

•	Any Indebtedness permitted under the heading “—Limitation on Secured Debt”;

•	Indebtedness existing at the original issue date of the notes;

•	Indebtedness owing to us or to any wholly-owned Subsidiary;

•	Indebtedness in the form of guarantees of any of our Subsidiaries required to be issued as described under the heading “—Springing Guarantees”; or

•	Indebtedness in the form of guarantees of any of our Subsidiaries required to be issued under the terms of the Revolving Credit Facility or under any other credit facility ranking equal in right of repayment with the notes.

Notwithstanding the foregoing, our Subsidiaries may incur Indebtedness that would not otherwise be permitted as described above if, immediately after incurring such Indebtedness, and after giving effect thereto, the sum of all Aggregate Debt does not exceed 15% of the Consolidated Net Tangible Assets, calculated as of the date such Indebtedness is incurred.

Springing Guarantees

If any of our Subsidiaries is required to issue a guaranty in favor of the lenders under our Revolving Credit Facility or under any other credit facility ranking equally with the notes, such Subsidiary will also be required, under the terms of the indenture, to issue a guaranty for the benefit of the holders of the notes, on substantially the same terms and conditions as the guaranty issued to such other lender. We will effectuate the guaranty (a “Subsidiary Guarantee”) by causing our Subsidiaries to enter into a supplemental indenture in form and substance satisfactory to the Trustee and will provide an opinion of counsel to the Trustee in form and substance satisfactory to the Trustee. Any guaranty so issued by any Subsidiary will terminate upon the earlier of (i) the termination of any guaranty issued by that Subsidiary in favor of the lenders under the Revolving Credit Facility or under any other credit facility ranking equal with the notes or (ii) that Subsidiary ceasing to be a Subsidiary as defined in the indenture. Our Subsidiaries are generally required to issue guarantees in favor of the lenders under our Revolving Credit Facility if our senior, unsecured long-term debt is no longer rated investment grade.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means the sum of the following as of the date of determination: (i) the aggregate principal amount of our and our Subsidiaries’ Indebtedness incurred after the closing date of the offering of the notes which is secured by Liens and not otherwise excluded under “—Limitation on Secured Debt” above, (ii) our and our Subsidiaries’ Attributable Debt in respect of sale and lease-back transactions entered into after the closing date of the offering of the notes and not applied as set forth in the second bullet point under “—Limitation on Sale and Lease-Back Transactions” above, and (iii) the aggregate principal amount of our Subsidiaries’ Indebtedness which is incurred after the closing date of the offering of the notes and not otherwise excluded under “—Restrictions on Subsidiary Indebtedness” above.

“Attributable Debt” means, when used with respect to any sale and lease-back transaction, as at the time of determination, the present value (discontinued at the rate of interest set forth in or implicit in the terms of the lease) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs) and other items that do not constitute payments for property rights during the remaining term of the lease included in such sale and lease-back transaction, including any period for which such lease has been extended.

“Capital Lease” means any indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Net Tangible Assets” means our and our Subsidiaries’ total amount of assets (less applicable depreciation, amortization, and other valuation reserves), after deducting therefrom (i) all our and our Subsidiaries’ current liabilities (excluding any such liabilities that are intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our latest consolidated balance sheet prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Indebtedness” of any Person means the principal of and premium, if any, and interest due on indebtedness of such Person, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, (b) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (c) any obligation of, or any such obligation guaranteed by such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), (d) any Capital Lease, (e) all obligations of such Person for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (f) all obligations of such Person in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap arrangements, currency future or option contracts and other similar agreements, (g) all obligations of the types referred to in clauses (a) through (f) above of other Persons for the payment of which such Person is responsible or liable as obligor, guarantor or otherwise, (h) all obligations of the types referred to in clauses (a) through (g) above of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (i) any amendments, renewals, extensions, modifications and refundings of any of the foregoing.

“Lien” means any lien, security interest, charge or encumbrance of any kind.

“Permitted Liens” means:

•	Liens existing on the closing date of the offering of the notes;

•	Liens on any assets, created solely to secure obligations incurred to finance the construction, refurbishment or improvement of such asset, which obligations are incurred no later than 12 months after completion of such construction, refurbishment or improvement;

•	(i) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of any assets, including Capital Lease transactions in connection with any such acquisition, and (ii) Liens existing on any assets at the time of acquisition thereof or at the time of acquisition by us of any Person then owning such property whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach; provided that with respect to clause (i), the Liens shall be given within 12 months after such acquisition and shall attach solely to the assets acquired or purchased and any improvements then or thereafter placed thereon and any proceeds thereof;

•	pre-existing Liens on assets acquired after the closing date of the offering of the notes;

•	Liens in favor of us or one of our wholly-owned Subsidiaries;

•	purchase money Liens or purchase money security interests upon or in any assets, acquired or held by us in the ordinary course of business to secure the purchase price of such assets or to secure indebtedness incurred solely for the purpose of financing the acquisition of such assets;

•	Liens on any assets in favor of the United States of America or any State thereof or any political subdivision thereof to secure progress or other payments or to secure Indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving assets;

•	Liens incurred in connection with an acquisition of assets or a project financed on a non-recourse basis; and

•	any extension, renewal, substitution or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the preceding eight bullet points, inclusive, provided that the aggregate principal amount of the Indebtedness secured by such Lien is not increased over the amount thereof as of the date of the extension, renewal, substitution or replacement.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Revolving Credit Facility” means our Credit Agreement, dated as of May 14, 2004 among us, various financial institutions party thereto, and Bank of America, N.A., as administrative agent, including any related notes, guarantees, letters of credit, collateral documents, rate protection or hedging arrangement, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Subsidiary” means, as of any date of determination, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares, securities or other interests having voting power for the election of directors or other governing body is owned, directly or indirectly, by us or by one or more of our Subsidiaries, or by us and one or more other Subsidiaries. For purposes of this definition, “voting power” means ordinary voting power for the election of directors or other governing body, whether at all times or only so long as no senior class of shares, securities or other interests has such voting power by reason of the happening of a contingency.

Events of Default

The indenture sets forth a number of events of default that will apply to the notes, including a failure to pay principal when due, a failure to pay interest for 30 days after it becomes due, breaches of covenants, agreements or conditions in the indenture for 60 days following notice of a breach, any Subsidiary guaranty made by our Subsidiaries ceasing to be in full force and effect or any Subsidiary guarantor denying or disaffirming its obligations under its Subsidiary guaranty, in either case except as otherwise permitted under the indenture, and certain bankruptcy or insolvency events. You should read “Description of Debt Securities—Events of Default” in the accompanying prospectus for additional information regarding these events of default. In addition to the events of default described in the accompanying prospectus, it will be an event of default under the notes if there shall occur a default under any mortgage, indenture or instrument which is issued or which may evidence or secure any Indebtedness for money borrowed by us or any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries), whether that Indebtedness or guarantee exists or is created by the indenture, and which default (i) is caused by a failure to pay the Indebtedness at its stated final maturity (after giving effect to any applicable grace period) (a “Payment Default”) or (ii) results in the acceleration of that Indebtedness prior to its final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness that falls under clause (i) or (ii), aggregates $25,000,000 or more.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences associated with this offering and the ownership and disposition of the notes offered and sold pursuant to this prospectus supplement. Except where noted, this discussion addresses only those holders who hold the notes as capital assets and does not address special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, regulated investment companies, real estate investment trusts, governmental entities, insurance companies, persons subject to alternative minimum tax, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons who contemporaneously sell, tender or otherwise dispose of our debt and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address any foreign tax consequences, U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code, all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the notes to holders of the notes other than those holders who acquired their notes in this offering at the initial offering price. If a partnership holds the notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner and the activities of such partnership. Partners of partnerships that hold the notes issued pursuant to this offering should consult their own tax advisors.

No rulings from the Internal Revenue Service (the “IRS”) have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position from that discussed below concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

As used herein, “U.S. Holder” means a beneficial holder of a note who or which is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation, other entity taxable as a corporation, created or organized in or under the law of the United States or of any political subdivision thereof (including the District of Columbia);

•	a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), created or organized in or under the law of the United States or of any political subdivision thereof (including the District of Columbia);

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of the Code) have authority to control all substantial trust decisions, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a “U.S. person.”

Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the purchase price paid by such holder for the note. Capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note will be long-term if the U.S. Holder’s holding period for the note is longer than one year. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally is subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2009. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting

In general, information reporting on IRS Form 1099 will be filed in connection with payments of interest on the notes and the proceeds from a sale or other taxable disposition of the notes (other than payments to or dispositions by certain exempt recipients, such as corporations).

A U.S. Holder may be subject to backup withholding (currently at a rate of 28%) when such holder receives interest on the notes or upon receipt of the proceeds received upon the sale or other taxable disposition of the notes. Certain holders (including, among others, corporations) are generally not subject to backup withholding. A U.S. Holder may be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends and is therefore subject to backup withholding; or

•	fails to certify exempt status from backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

A non-U.S. Holder means a beneficial holder of a note who or which is not a U.S. Holder.

Interest

Interest paid to a non-U.S. Holder in respect of the notes will not be subject to U.S. federal withholding tax provided that:

•	such interest is not effectively connected with the conduct by such non-U.S. Holder of a trade or business carried on in the United States;

•	such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all of the classes of our stock (as determined under the Code and applicable Treasury regulations);

•	such non-U.S. Holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership; and

•	either (i) the non-U.S. Holder certifies in a statement provided to us or the paying agent on IRS Form W-8BEN or a substantially similar form, under penalties of perjury, that it is not a “U.S. person” (within the meaning of the Code) and provides its name and address, (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “U.S. person” and provides us or the paying agent with a copy of such statement or (iii) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest if it is entitled to benefits under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this reduction or exemption on the form, which is provided to us, the paying agent or securities clearing organization, bank or other financial institution, depending on the situation as described above. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

In addition, payments of interest in respect of the notes will not be subject to U.S. federal withholding tax provided that the interest income is effectively connected with the conduct by such non-U.S. Holder of a trade or business carried on in the United States and the non-U.S. Holder completes and delivers an IRS Form W-8ECI to us, the paying agent or securities clearing organization, bank or other financial institution, depending on the situation as described above. Any such effectively connected interest income of a non-U.S. Holder will generally be subject to U.S. federal income taxation on a net basis under the same rules that govern the taxation of a U.S. Holder, described above under the section “—U.S. Holders,” unless an applicable tax treaty provides otherwise. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax of 30% (or lower applicable treaty rate).

The certification requirements described above may require a non-U.S. Holder to also provide its U.S. taxpayer identification number.

Special certification rules are applicable to partnerships and intermediaries. In general, applicable U.S. Treasury regulations prescribe that a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes may only be eligible for exemption from or a reduction in the rate of applicable withholding tax if its partners (or persons treated for U.S. federal income tax purposes as partners of such partnership or other entity or arrangement) who qualify for an exemption or reduced rate of withholding under U.S. federal income tax law or an applicable income tax treaty deliver to the partnership or other entity or arrangement the IRS Form W-8BEN (or other applicable form) referred to above. Prospective investors should consult their tax advisors regarding the certification requirements for these non-U.S. persons.

Sale or Other Taxable Disposition of the Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of the notes, a non-U.S. Holder will generally be exempt from U.S. federal income taxation unless (i) such gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is attributable to a U.S. permanent establishment of the non-U.S. Holder) or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which such sale, redemption, exchange, retirement or other taxable disposition occurs and certain other conditions are met. If the gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies and such gain is attributable to a U.S. permanent establishment of the non-U.S. Holder), a non-U.S. Holder would recognize and be subject to U.S. tax on the capital gain equal to the difference between the amount realized by such holder (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income) and the holder’s adjusted tax basis in the notes. Each non-U.S. Holder should consult its tax advisor regarding the particular tax consequences to such holder.

Backup Withholding and Information Reporting

Payment of interest on the notes or payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of the notes may be subject to backup withholding unless the beneficial owner certifies, as described above, to a U.S. custodian, nominee or paying agent that it is not a U.S. person or that it is eligible for another exemption. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from U.S. withholding tax. Payments of the proceeds from a disposition by a non-U.S. Holder of a note made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply if the broker has certain connections to the United States.

Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if the payor knows or has reasons to know that the certification may be false. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total		$400,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose to offer the notes offered hereby from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may effect such transactions by selling the notes offered hereby to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters and/or the purchasers of the notes for whom they may act as agent. Any dealers that participate with the underwriters in the distribution of the notes offered hereby may be deemed to be underwriters, and any discounts or commissions received by the underwriters or any such dealer and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act.

We will pay transaction expenses, estimated to be approximately $830,000, relating to the offering of the notes.

Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and the liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of the final prospectus prepared in connection with the offering of the notes, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

Harter, Secrest & Emery LLP, Rochester, New York, will pass upon the authorization and validity of the notes. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Health Management Associates, Inc. appearing in Health Management Associates, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2005 (including the schedule appearing therein), and Health Management Associates, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of Bartow Regional Medical Center, Chester Regional Medical Center, Mountain View Regional Medical Center, Peace River Regional Medical Center and Venice Regional Medical Center), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Bartow Regional Medical Center, Chester Regional Medical Center, Mountain View Regional Medical Center, Peace River Regional Medical Center and Venice Regional Medical Center from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Health Management Associates, Inc.

Debt Securities

We may offer from time to time, in one or more offerings, debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2006.

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the debt securities described in this prospectus.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. Each such prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site located at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

Our class A common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information about us, including our SEC filings, is also available on our website at http://www.hma-corp.com. Information contained on our website is not a part of this prospectus.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC (but before the offering of notes or other debt securities concludes) will automatically update and supersede information in this prospectus.

We incorporate by reference the documents listed below and any documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until the conclusion of the offering of the notes or other debt securities:

•	our annual report on Form 10-K for our fiscal year ended September 30, 2005;

•	our quarterly report on Form 10-Q for our quarter ended December 31, 2005;

•	our definitive Proxy Statement filed on January 19, 2006;

•	our current reports on Form 8-K, each dated January 30, 2006;

•	our current report on Form 8-K dated February 14, 2006;

•	our current report on Form 8-K dated February 21, 2006;

•	our current report on Form 8-K dated February 22, 2006;

•	our current report on Form 8-K dated March 1, 2006; and

•	our current report on Form 8-K dated March 20, 2006.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

The documents we incorporate by reference should be read in conjunction with this prospectus. The exhibits accompanying such documents are not considered to be part of this prospectus. You may also request a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus, the form of any notes or other debt securities issued hereunder, and the form of the indenture related to the notes or other debt securities issued hereunder, at no cost, by writing or telephoning us at the following address:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Robert E. Farnham, Senior Vice President and Chief Financial Officer

Telephone: (239) 598-3131

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover page of this prospectus and the dates of the documents that we incorporate by reference into this prospectus, except for information described in any of these documents as being as of stated dates, which information you should assume is accurate only as of those stated dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus, the respective dates of the documents that we incorporate by reference into this prospectus or any of the dates referenced in any of those documents. Neither the delivery of this prospectus nor the sale of any notes or other debt securities issued hereunder, creates any implication to the contrary.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use by us.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under an indenture between us and U.S. Bank National Association, as trustee (the “Trustee”). We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture.

We may issue debt securities at any time and from time to time, in one or more series, under the indenture. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in any of our debt securities.

Ranking

The debt securities offered by this prospectus will:

•	be our senior unsecured obligations;

•	rank equally with all of our other unsecured and unsubordinated indebtedness; and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The indenture does not limit the amount of debt securities or other unsecured debt that we may issue. Substantially all of our assets are owned through our subsidiaries. The liabilities of our subsidiaries will be structurally senior to the debt securities. Unless set forth in a prospectus supplement, none of our subsidiaries will have any obligations with respect to the debt securities. Therefore, our rights and the rights of our creditors, including holders of debt securities, to participate in the distribution of the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indenture, we may discharge our obligations under the indenture with respect to our debt securities as described below under “—Defeasance.”

Further Issues

We may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities, or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine those dates;

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year consisting of twelve 30-day months;

•	the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee;

•	any provisions for redemption of the debt securities;

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder;

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•	any provisions that would determine payments on the debt securities by reference to an index or a formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount;

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose;

•	any additional provisions relating to defeasance of the debt securities;

•	whether we will issue the debt securities in the form of global securities or certificates, the depositories for global securities, and provisions for exchanging or transferring debt securities;

•	whether the stated maturity of the debt securities may be extended;

•	any additional covenants or events of default;

•	the appointment of any paying agents for the debt securities, if other than the Trustee;

•	the terms of any right to convert or exchange the debt securities into any other securities or property;

•	any restriction or condition on the transferability of the debt securities;

•	the exchanges, if any, on which the debt securities may be listed; and

•	any other terms of the debt securities consistent with the indenture.

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in a prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell.

Exchange and Transfer

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations.

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. At any time we may:

•	designate additional transfer agents;

•	rescind the designation of any transfer agent; or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times.

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required to:

•	issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed; or

•	register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed.

Payment and Paying Agents

Under the indenture, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement.

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we will pay interest by:

•	check mailed to the address of the person entitled to the payment as it appears in the security register; or

•	if you are a holder with an aggregate principal amount in excess of $5.0 million, by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times.

Any money deposited with the Trustee or any paying agent for the payment of principal, premium, if any, and interest on the debt securities that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid.

Events of Default

Each of the following will be an event of default under the indenture for a series of debt securities:

•	our failure to pay principal or premium, if any, on that series when due at maturity, upon redemption or otherwise;

•	our failure to pay any interest on that series for 30 days after the interest becomes due;

•	our failure to deposit any sinking fund payment when due, relating to that series;

•	our failure to perform, or our breach of, any other covenant, agreement or condition in the indenture in respect of that series for 60 days after either the Trustee or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us written notice of the breach in the manner required by the indenture;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default we may provide for that series.

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing (other than an event of default described in the fifth bullet point above), either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount plus accrued and unpaid interest of all the debt securities of that series due and immediately payable. In order to declare the principal amount and accrued and unpaid interest of that series of debt securities due and immediately payable, the Trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the Trustee or the holders, we will be obligated to pay the principal amount plus accrued and unpaid interest of the series of debt securities so declared due and payable. The Trustee will give notice to holders of the notes within 90 days after the Trustee is charged with knowledge of the default or the event of default, provided that, subject to certain exceptions set forth in the indenture, the Trustee may withhold such notice if it determines in good faith that the withholding of such notice is in the interests of the holders of the notes.

If an event of default described in the fifth bullet point above occurs and is continuing, then the entire principal amount plus accrued and unpaid interest of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

However, after any declaration of acceleration of a series of debt securities or any automatic acceleration under the fifth bullet point above, but before a judgment or decree for payment has been obtained, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing events of default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal, premiums, if any, or interest on any outstanding debt security, or in respect of a covenant or provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

If an event of default occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indenture;

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction; and

•	the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law or would be unduly prejudicial to the rights of any other holder of a debt security.

A holder of a debt security of any series may only pursue a remedy under the indenture if:

•	the holder gives the Trustee written notice of a continuing event of default for that series;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to the event of default;

•	the holders offer reasonable indemnity to the Trustee;

•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due.

We will be required to furnish to the Trustee annually a statement regarding our performance or observance of any of the terms of the indenture and specifying any known defaults.

Modification and Waiver

When authorized by resolution of our board of directors, we may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor;

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers;

•	add events of default for the benefit of holders of any series of debt securities;

•	add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that we deem such action necessary or advisable and that such action does not adversely affect the interests of any holder of any series of debt securities in any material respect;

•	evidence and provide for successor Trustees or to add to or change any provisions to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities;

•	cure any ambiguity, defect or inconsistency under the indenture, or to make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the rights of any holder of debt securities;

•	supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities;

•	add, change or eliminate any provisions of the indenture in accordance with the Trust Indenture Act of 1939, provided that the action does not adversely affect the interests of any holder of debt securities;

•	to provide collateral security for the debt securities; or

•	to provide for the issuance of additional debt securities of any series ranking equally with the debt securities of the corresponding series in all respects (other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities).

When authorized by resolution of our board of directors, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of an indenture or to modify the rights of the holders of one or more series of debt securities if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	reduces the rates of or changes the time for payment of interest on the debt securities;

•	reduces the principal amount of, or changes the maturity of, any debt security;

•	reduces the redemption price of any debt security or amends or modifies in any manner adverse to the holders of notes our obligation to make such payments;

•	reduces the quorum requirements under the indenture;

•	changes the currency of payment of principal, premium, if any, or interest;

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture, for waiver of certain defaults or consent to take any action;

•	adversely affects the ranking of the debt securities of any series;

•	waives any default in the payment of principal, premium, if any, or interest; or

•	impairs the right to institute suit for the enforcement of any payment on the debt securities.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we irrevocably deposit with the Trustee funds or government securities sufficient to make payments of all principal, premium, if any, and interest on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series, which is referred to in this prospectus as “legal defeasance”; or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive, collectively referred to in this prospectus as “covenant defeasance”;

provided that no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit, or in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day.

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	pay principal, premium, if any, interest and the redemption price when due;

•	register the transfer or exchange of debt securities; and

•	replace mutilated, destroyed, lost or stolen debt securities.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

We will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

We may discharge our obligations under the indenture while securities remain outstanding if (i) all outstanding debt securities issued under the indenture have become due and payable, (ii) all outstanding debt securities issued under the indenture have or will become due and payable at their stated maturity within one year, or (iii) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of the redemption, paid all other amounts payable under the indenture and delivered to the Trustee all certificates required by the indenture.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), and its book-entry systems and procedures, from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, as they are currently in effect. DTC could change its rules and procedures at any time.

Unless otherwise specified in a prospectus supplement, the debt securities will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. as DTC’s nominee. Interests in the global notes will be held through DTC.

So long as DTC or its nominee is the registered owner of the global notes representing the debt securities, DTC or such nominee will be considered the sole owner and holder of the debt securities for all purposes of the debt securities and the indenture. Except as provided below, owners of beneficial interests in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture, including for purposes of receiving any reports delivered by us or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of debt securities.

Unless and until we issue the debt securities in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Debt Securities”:

•	you will not be entitled to receive a certificate representing your interest in the debt securities;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the debt securities, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the debt securities. The debt securities will be issued as fully registered debt securities registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law, or a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of debt securities under DTC’s system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except as provided below in “—Certificated Debt Securities.”

To facilitate subsequent transfers, all debt securities deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the Trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the debt securities.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the debt securities. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the debt securities on your behalf. We and the Trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. In addition, we and the Trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We do not supervise these systems in any way.

The Trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a debt security if one or more of the direct participants to whom the debt security is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the debt securities as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge debt securities to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your debt securities.

Neither DTC nor Cede & Co. (nor such other DTC nominee as may exist from time to time) will consent or vote with respect to the debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Transfers between DTC’s direct participants will occur in accordance with DTC rules.

Certificated Debt Securities

Unless and until they are exchanged, in whole or in part, for debt securities in definitive form in accordance with the terms of the debt securities, the debt securities may not be transferred except (i) as a whole by DTC to a nominee of DTC, or (ii) by a nominee of DTC to DTC or another nominee of DTC, or (iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue debt securities to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the Trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that debt securities in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the debt securities along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the debt securities in fully certificated, registered form, (i) you will not be entitled to receive a certificate representing your interest in the debt securities; (ii) all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (iii) all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

Authentication

At any time following the execution and delivery of the indenture, we may deliver debt securities executed by us to the Trustee for authentication, together with instructions to authenticate and deliver such debt securities. Our instructions shall specify the amount of debt securities to be authenticated, and the amount thereof to be issued as a global note or as physical notes. The Trustee shall authenticate and deliver such debt securities in accordance with our instructions and the indenture. Debt securities shall be dated the date of authentication, and no debt securities shall be entitled to benefits under the indenture or be valid for any purpose unless authenticated by the Trustee.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register.

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue.

Governing Law

New York law will govern the indenture and the debt securities.

Regarding the Trustee

We and our affiliates maintain various commercial and service relationships with the Trustee, and its affiliates in the ordinary course of business. In particular, the Trustee serves as trustee under certain of our other existing debt issuances. Affiliates of the Trustee may in the future engage in lending and other transactions with us.

If an event of default occurs under the indenture and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indenture. The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act of 1939), it will be required to eliminate the conflict or resign.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Harter, Secrest & Emery LLP, Rochester, New York, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Health Management Associates, Inc. appearing in Health Management Associates, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2005 (including the schedule appearing therein), and Health Management Associates, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of Bartow Regional Medical Center, Chester Regional Medical Center, Mountain View Regional Medical Center, Peace River Regional Medical Center and Venice Regional Medical Center), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Bartow Regional Medical Center, Chester Regional Medical Center, Mountain View Regional Medical Center, Peace River Regional Medical Center and Venice Regional Medical Center from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$400,000,000

Health Management Associates, Inc.

        % Senior Notes due 2016

PROSPECTUS SUPPLEMENT

Citigroup

Merrill Lynch & Co.

April     , 2006